Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, Amendment No. 1 of Handheld Entertainment, Inc. of our report dated April 4, 2006 (except for Note 19, as to which the date is June 23, 2006) on the financial statements of Handheld Entertainment, Inc. for the years ended December 31, 2005 and 2004.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 13, 2007